Exhibit 10.28

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), dated September 4th, 2009 is made between API Nanotronics Corp., a Delaware corporation (the “Company”) and JMP Fam Holdings Inc. (“Consultco”).

Whereas the Company wishes to retain Consultco to provide the services of Jonathan Pollack (“Pollack”) and Consultco wishes to perform services for the Company on the terms and conditions set out below. Now therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Dedicated Personnel. Consultco undertakes to provide the Company with the services of Pollack to perform the Services as hereinafter defined. Recognizing the highly specialized nature of the Services, Consultco agrees that those employees of Consultco that provide the Services must be restricted and Consultco shall make certain that, in the course of performing the Services, Pollack shall be responsible for performing the functions set forth herein. For the purposes hereof, the “Consultant” shall refer collectively to Consultco and Pollack.

2. Consulting Services. Commencing on                      2009, the Consultant will perform such services as an independent contractor as may be requested or assigned by the Chairman of the Board (“Chairman”) working together with the CEO and the other senior executives of the Company, including without limitation as follows: (i) advise the Company’s management on corporate development, including mergers and acquisitions, joint ventures and other key corporate development initiatives, (ii) advise the Company’s management on capital markets interaction, including capital raises and relationships with analysts, investors and banking institutions, (iii) be a liaison with the Board of Directors of the Company, (iv) perform functions customarily performed by persons in a position at the level of Executive Vice President of the Company or the equivalent, and (v) coordinate with the CFO of the Company on the overall financial management of the Company, including financial statement reporting, budgeting and financial operations (collectively, the “Services”).

Consultant shall devote such time and effort to the Company as is necessary to perform the foregoing services. Notwithstanding the foregoing, during the Term (as defined below) of this Agreement, Consultant shall not accept any outside engagement or engage in any other business or occupation that will require more than an immaterial amount of Pollack’s time without the approval of one of the Company’s CEO, Chairman or Board. Pollack shall not need approval to continue his charitable activities or responsibilities with KAB Distribution Inc.

At the discretion of the Company’s Board of Directors (the “Board”), Pollack may be nominated to serve as a member of the Company’s Board.

3. Independent Contractor Status. The Consultant is engaged as an independent contractor, and is not an employee of the Company for any purpose whatsoever, including without limitation, for purposes relating to taxes, workers’ compensation or workplace safety insurance, payments required by statute or any other withholdings or remittances to any governmental agency or authority. Neither this Agreement, the relationship created between the parties pursuant to this Agreement, nor any course of dealing between the parties is intended to create, or shall create, an employment relationship, a joint venture, partnership or any similar relationship. The Company is interested only in the results obtained by the Consultant and the Consultant shall have sole control of the manner and means of performing under this Agreement consistent with the policies and practices of the Company and with the Company’s interests and in accordance with all applicable laws, rules and regulations.

4. Binding Obligations. The Consultant does not have, nor shall the Consultant hold itself or permit Pollack to hold himself out as having, any right, power or authority to create any material contract or material obligation, either express or implied, on behalf of, in the name of, or binding upon the Company, except as has been previously approved by the Chairman, the CEO or the Board.

5. Fees. The Consultant shall receive fees for work performing the Services (“Fees”) of Cnd $250,000 per year, plus GST, payable monthly on the last business day of each month. The Consultant shall be eligible to receive, at the sole discretion of the Board, an annual bonus payment of up to Cnd $100,000, plus GST. The Company shall have no liability to the Consultant for any amounts other than as expressly set out in this Agreement.

6. Stock Options. The Company acknowledges that the Consultant has been granted, pursuant to a separate stock option agreement, options to purchase 550,000 common shares of the Company. Such options vest in accordance with their terms at the rate of 33 1/3% per year commencing one year after grant, provided that Consultant continues to serve as (i) a consultant to the Company under this Agreement or a modification thereof or (ii) a director of the Company. The options expire ten (10) years after grant.

7. Medical Benefits. The Consultant shall receive appropriate medical and dental insurance commensurate with other senior executives of the Company.

8. Expenses. The Consultant shall be reimbursed for reasonable travel, entertainment, cellular and business expenses incurred by the Consultant related to the performance of the Services against provision of adequate supporting documentation.

9. Term of Agreement. Unless the Consultant’s engagement for Services is terminated at an earlier date in accordance with this Agreement, the Consultant shall be engaged to provide the Services for a term of one year (the “Term”), which Term is renewable by mutual agreement of the parties. The Consultant acknowledges that there will be no continuation or extension of the Term of this Agreement without the written agreement of the Company.

10. Vacation. Pollack shall be entitled to take four weeks of paid vacation annually. The taking and timing of vacation will be in accordance with the Company’s policies and practices for senior executives and the needs of the Company.

11. Nature of the Consultant’s Relationship to the Company. The Consultant is engaged in the Consultant’s own business independent of the Company. In this regard:

(i) Taxes and remittances. No taxes will be deducted or withheld from any amounts payable by the Company to the Consultant under this Agreement. The Consultant shall be solely liable for all federal and provincial income taxes and other applicable statutory, withholdings and remittances in respect of all amounts payable under this Agreement.

(ii) Benefits. Except as expressly provided in this Agreement, the Consultant shall receive no fringe or other benefits from the Company whatsoever. The Consultant is responsible for obtaining the Consultant’s own appropriate workers’ compensation, general liability and other insurance coverage with adequate limits of liability.

(iii) Records. The Consultant shall maintain the Consultant’s own books and records in whatever format the Consultant elects provided such books and records conform to the requirements of federal and provincial laws and sufficiently document the work performing the Services.

12. Confidential Information. In this agreement, the term “Confidential information” means any and all trade secrets, confidential, private or secret information of the Company or any affiliate of the Company regardless of form and whether or not recorded, including without limitation, the following information: (i) business, financial or technical information; (ii) compilations of data or information; (iii) business strategies, plans, methods and practices of the Company and its affiliates; (iv) information relating to actual or prospective services, products, activities, know-how, research and development or commercial relationships of the Company or any of its affiliates; (v) information, data and software of third persons to whom the Company or any of its affiliates owes a duty of confidence; (vi) the identity of the Company’s partners, licensors, licensees, customers, clients and employees, consultants, contractors and subcontractors of the Company and its affiliates; and (vii) such information as the Company may from time to time designate as being included in the expression “Confidential Information”, but does not include (A) information that is in the public domain or that falls into the public domain, unless such information falls into the public domain through disclosure or other acts by the Consultant; (B) information that was in the Consultant’s lawful possession prior to the disclosure and had not been obtained by the Consultant either directly or indirectly from the Company or its affiliates; (C) information that is lawfully disclosed to the Consultant by a third party without restriction on disclosure; or (D) information that the Consultant is ordered by a court of competent jurisdiction to disclose, provided that the Consultant provides, to the extent permitted by law, the Company with prior written notice of such disclosure and the opportunity to seek a protective order or similar remedy (and such information shall not be Confidential Information only to the extent so ordered and only for the purpose of such order). The Consultant agrees that the Consultant shall not, during the Consultant’s engagement for Services with the Company or at any time thereafter, either directly or indirectly, in any manner whatsoever to utilize on the Consultant’s own behalf or on behalf of any other person, or to divulge to any other person any of the Confidential Information, other than as authorized to do so by the Company in the ordinary course of providing the Services under the Agreement and in accordance with the Company’s established policies. The Consultant will also make all reasonable efforts to prevent the unauthorized disclosure, use or publication of such information by any other person.

13. Intellectual Property.

(a)	Interpretation. In this Agreement:

(i) “Intellectual Property Rights” means all copyright, trade secret, patent and other proprietary or intellectual property rights in or related to the Work Products that the Consultant has or may have anywhere in the world.

(ii) “Work Product” means the results and proceeds (whether complete or not) of work or other activities performed by the Consultant, whether alone or in conjunction with others, during the course of the Consultant’s engagement for Services with the Company or while working with one or more of the Company’s affiliates, whether made, authored, conceived, developed, created or reduced to practice (“Created”) by the Consultant within or outside of the Company’s facilities, during or after regular business hours, including (but not limited to) any and all inventions, improvements, developments, discoveries, practices, processes, methods, software, programs, code, specifications, documentation, technical manuals, help facility descriptions, code comments, white papers, technical notes, drawings, designs, layouts, formats, configurations, data, images, animations, cartoons or other characters, ideas and concepts Created by the Consultant.

(b)	Assignment and Transfer. All right, title and interest to all Work Products (including without limitation all Intellectual Property Rights thereto) shall be the exclusive property of the Company (or of an affiliate designated by the Company) and the Consultant shall have no right, title or interest in any such Work Products. The Consultant agrees to assign and transfer, and does hereby assign and transfer, to the Company (or to an affiliate designated by the Company) his/her entire, worldwide right, title and interest to all Work Products (including without limitation all Intellectual Property Rights thereto).

(c)	Moral Rights Waiver. The Consultant hereby waives unconditionally, for the benefit of the Company, its affiliates and their respective contractors and successors and assigns, any and all moral rights and other like non-assignable rights that the Consultant may have in the Work Products in Canada, the United States and other jurisdictions, including but not limited to: the right to authorship, attribution or anonymity in relation to any of the Work Products, the right to restrain or claim damages for any distortion, mutilation or other modification of any of the Work Products; the right to restrain use, display or reproduction or the Work Products; the right to the integrity of any of the Work Products; and the right to be associated with any of the Work Products in any context and in connection with any product, service, cause or institution.

(d)	Further Assurances. At the request and expense of the Company, both during and after the Consultant’s engagement for Services with the Company, the Consultant will, without further consideration, execute and deliver all further documents and papers and do all further acts and things pertaining to the Work Products and the Intellectual Property Rights as may be required or reasonably deemed by the Company to be advisable to give full effect to the foregoing assignment and transfer and the foregoing waiver and to permit and assist the Company in enforcing the Intellectual Property Rights or applying for, obtaining and maintaining applications, or to facilitate the prosecution of applications, for the protection of Intellectual Property Rights.

(e)	Use and disclosure of Work Products. All Work Products shall be disclosed and if in tangible form, turned over to the Company promptly at the Company’s request or at the termination or expiration of the Consultant’s engagement for Services with the Company, whichever is first to occur. The Consultant, both during and after the Consultant’s engagement for Services with the Company, shall not use or disclose any Work Products except in the course of providing services to or carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing.

(f)	Third Party Proprietary Information. To the extent that any trade secrets or other proprietary or confidential information of a third party was disclosed to or otherwise acquired by the Consultant either prior to or during the course of the Consultant’s engagement for Services with the Company, the Consultant agrees not to make any unauthorized use or disclosure of any such trade secrets or other proprietary or confidential information either during or after the Consultant’s engagement for Services with the Company.

(g)	No Unauthorized Use of Computer Systems, etc. The Consultant, both during and after the Consultant’s engagement for Services with the Company, shall not make any unauthorized use of the computer systems, communications networks, databases or files of the Company or its affiliates and shall adhere to all the Company policies regarding the use of such computer systems, communication networks, databases or files. The Consultant shall not use unauthorized software on the equipment of the Company or its affiliates, or incorporate any unauthorized code or other material into any Work Product.

14. Non-Solicitation and Non-Competition.

(a)	Consultant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

During the Term of this Agreement and, (A) for the period during which Severance is being paid to the Consultant (the “Severance Period”) following the date the Consultant ceases to provide Services to the Company as a result of a termination of this Agreement by the Company without cause or (B) if the Consultant ceases to provide Services under this Agreement for some other reason and the Consultant is not entitled to Severance as a result of such termination, then in such case, for the two years following termination of this Agreement (in each case, the “Restricted Period”), the Consultant shall not, whether on the Consultant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:

(i) engage in any business that competes with the businesses of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which plans the Consultant is aware) in any geographical area in which the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services, including without limitation the manufacture of electronic components for the U.S.

Department of Defense or any foreign equivalent and Department of Defense contractors or any foreign equivalent of the type manufactured by the Company’s affiliates (a “Competitive Business”);

(ii) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, licensors, licensees, agents, contractors, managers, consultants, suppliers or investors of the Company or its affiliates.

(b)	Notwithstanding anything to the contrary in this Agreement, the Consultant may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Consultant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c)	During the Restricted Period, the Consultant will not, whether on the Consultant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) Solicit, encourage or attempt to solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or its affiliates or reduce his or her responsibilities with the Company or its affiliates.

(ii) Hire, engage or employ or encourage any third party to hire, engage or employ any such employee who was employed by the Company or any of its affiliates as of the date of Consultant’s termination of his Services to the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of the Consultant’s Services to the Company.

(d)	During the Restricted Period, the Consultant will not, directly or indirectly, solicit, encourage or attempt to solicit or encourage any customer or prospective customer of the Company or any of its affiliates or any independent contractors providing services to the Company or any of its affiliates, determined, in each case, as of the date of termination of the Consultant’s Services to the Company, to terminate, modify or diminish its relationship with the Company or any of its affiliates or to seek to persuade any customer of the Company or any of its affiliates, determined as of the date of termination, to conduct with anyone else any business or activity that such customer conducts or could conduct with the Company or any of its affiliates.

(e)	Nondisparagement. During the Term and the Restricted Period, the Consultant will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the

Company, its directors, or its officers. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict the Consultant from providing information to any governmental or regulatory agency (or in any way limit the content of any such information pursuant to applicable law or regulation).

(f)	It is expressly understood and agreed that although the Consultant and the Company consider the restrictions contained in this Section 14 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Consultant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such fording shall not affect the enforceability of any of the other restrictions contained herein. The provisions of this Section 14 shall survive the termination of the Consultant’s employment for any reason.

15. Specific Performance. The Consultant acknowledges that it is not practicable to more narrowly define the scope of the confidentiality and restrictive covenants contained in this Agreement. However, the Consultant acknowledges that said covenants have been narrowly drawn to protect the Company’s legitimate interests, and will not unreasonably interfere with Consultant’s ability to earn a livelihood. The Consultant acknowledges that the Consultant’s compliance with this Agreement is necessary to preserve and protect the business, goodwill, Confidential Information and relationships of the Company and that any failure by the Consultant to comply with the provisions of this Agreement will result in irreparable and continuing injury to the Company for which there will be no adequate remedy at law. The Consultant acknowledges and agrees that if the Consultant fails to comply with this Agreement, that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 12, 13 or 14 would be inadequate and the Company would suffer irreparable damages as a result of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, including the reimbursement of the Company’s attorneys’ fees incurred in seeking enforcement of the covenants in said sections of this Agreement.

16. Termination. The Consultant’s engagement for Services may be terminated as follows:

(a)	The Consultant may terminate the Consultant’s engagement for Services under this Agreement by providing the Company with 4 weeks’ advance written notice. Subject to sub-sections (c) and (d), other than any outstanding fee and expense payments that may be due to the Consultant up to and including the last day of this 4-week notice period, there will be no further liability or monies owed by the Company to the Consultant under this Agreement.

(b)	The Company may terminate the Consultant’s engagement for Services under this Agreement without any notice or payment in the event of any breach of this Agreement.

For the purposes of this Agreement, any of the following shall be deemed a breach of this Agreement or Cause:

(i) theft, fraud, dishonesty, or other similar behavior by the Consultant;

(ii) any material neglect of duty or material breach of this Agreement by the Consultant in connection with the discharge of the Consultant’s duties and responsibilities hereunder that is not cured within 10 days of written notification thereof to the Consultant by the Company;

(iii) any misconduct by the Consultant that results in a material detriment to the Company;

(iv) any conduct of the Consultant which, in the reasonable opinion of the Board, is materially detrimental or embarrassing to the Company;

(v) the Consultant’s acceptance of a gift or favours of any kind from any source directly or indirectly related to the Consultant’s agreement with the Company of such value that might be reasonably regarded as placing the Consultant under actual or apparent obligation to a third party, unless prior approval by the CEO or the Board has been obtained,

(vi) acts by Consultant attempting to secure or securing any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into on behalf of the Company or any of its affiliates;

(vii) misappropriation of a corporation opportunity of the Company;

(viii) any material violation of the Canadian federal or provincial or United States federal or state securities statutes, laws, rules or regulations, as determined by the Board in its sole and good faith discretion;

(ix) any failure of or refusal by the Consultant to comply with the policies, rules, codes and regulations of the Company that is not cured by the Consultant within 10 days of written notification thereof to the Consultant by the Company;

(x) the breach by the Consultant of the confidentiality, intellectual property, non competition or non-solicitation provisions of this Agreement; or

(xi) any material misrepresentation by the Consultant regarding the Consultant’s background, educational, professional or other qualifications that the Company becomes aware of at any time during the term of this Agreement.

(c)

Subject to sub-section (d), in all circumstances other than those listed in sub-section (b), the Company may terminate the Consultant’s engagement for Services under this Agreement at any time without Cause, by providing the Consultant with four weeks advance written notice and a termination payment equal to one year of the consulting fee plus the maximum annual bonus (collectively, “Severance”). Other than any payments due in accordance with this paragraph and any other payments due and owing to the Consultant in accordance with this Agreement at the time of termination, there will be no further liability or monies owed by the Company to the Consultant under this Agreement upon the termination of the Consultant’s engagement for Services. The payment of Severance due to Consultant under this sub-section (c) will be subject to Consultant signing and not revoking a separation and release of claims agreement in the standard form then used by the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective. Consultant shall have up to twenty-one (21) days (or such other period as required by law) following Consultant’s termination of Services to consider and deliver such executed separation and release of claims agreement to the Company. The Company agrees that it will execute and deliver to Consultant said separation and release of claims agreement no later than five (5) days after it receives a copy of such agreement executed by Consultant. The receipt of any Severance pursuant to sub-section (c) will also be subject to, during the term of this Agreement and the Restricted Period, Consultant complying with the non-solicitation and non-competition requirements set forth in this Agreement.

(d)	If there is a Change of Control of the Company during the term of this Agreement and the Consultant resigns or is terminated without Cause within six months of the Change of Control, the Consultant shall receive a termination payment equal to one year of the consulting fee plus the maximum annual bonus and all unvested options of the 550,000 options granted that are described above shall become vested. For the purposes of this clause, “Change of Control” means:

(i) an event or series of events by which any person or company is or becomes the “beneficial owner” (as defined in the Securities Act (Ontario)) directly or indirectly of 50% or more of the combined voting power of the then outstanding securities of the Company, excluding any reincorporation, reorganization or recapitalization transaction in which the shareholders of the Company continue to possess all of the outstanding voting securities of the successor or surviving entity in the same relative proportions; or

(ii) a transaction whereby property constituting all or substantially all of the assets of the Company are sold or transferred, in one or more related transactions, to any “person” or “company” (as such terms are defined in the Securities Act (Ontario)) or to a combination of persons or companies, where the shareholders of the Company immediately prior to such transaction do not own or have voting control over 50% or more of the entity acquiring such assets; or

(iii) all required corporate and regulatory approvals shall have been obtained, including all required approvals from the board of directors and the shareholders of the Company for:

(A) an amalgamation, consolidation or merger of the Company with any other corporation or entity (other than a direct or indirect subsidiary) that results in the shareholders of the Company immediately prior to such transaction owning or having voting control over less than 50% of the entity acquiring the Company’s business or the amalgamated or merged entity following the transaction; or

(B) a restructuring, reorganization, transfer of assets or like transaction involving all or substantially all of the business of the Company (other than with a direct or indirect subsidiary) that results in the shareholders of the Company immediately prior to such transaction owning or having voting control over less than 50% of the entity acquiring the Company’s business.

Notwithstanding the foregoing, for purposes of vesting the options, the definition of Change of Control in the Company’s 2006 Equity Incentive Plan, as amended from time to time, shall apply to the options.

(e)	Promptly upon termination of the Consultant’s engagement for Services under this Agreement, the Consultant shall return to the Company all forms, documents and other materials, including, without limitation, any Confidential Information and electronic materials and materials in any other media, which have been furnished to the Consultant by the Company, or that may otherwise be the Company’s property. At the Company’s option, the Consultant shall destroy any electronic copies of such property and information in his or her possession and shall certify to the Company that such destruction has been completed.

(f)	It is the intention of the Consultant and the Company that the relationship between them be treated as a bona fide independent contractor arrangement. Pollack agrees that he will not in any manner, or before any court, tribunal, administrative body or governmental agency or authority, assert or attempt to assert that he is an employee of the Company or any related or associated entity of the Company.

(g)	The Consultant’s obligations under sections 12, 13, 14, and 15 shall survive the termination of this Agreement and the termination of the Consultant’s engagement for Services.

17. Entire Agreement; Modification. This Agreement constitutes the entire agreement and understanding of the parties with respect to the terms of the Consultant’s engagement for Services by the Company as an independent contractor, and supersedes all prior and contemporaneous agreements (written or otherwise) relating to the subject matter hereof. This Agreement may be amended or otherwise modified only by a written agreement executed by the Consultant and the Company.

18. Interpretation. In this agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

19. Severability. Except as set forth in section 14 of this Agreement, if any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement.

20. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Province of Ontario. The parties understand that each of Consultco and Pollack is a Canadian entity and citizen, respectively, and that substantially all the services to be provided by Consultant hereunder shall be provided in Canada.

21. Assignment. The Consultant shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Consultant’s rights or obligations under this Agreement without the prior written consent of the Company.

22. Review. The Consultant hereby acknowledges that the Consultant has had sufficient time to thoroughly review this Agreement and that each of Consultco and Pollack enter into this Agreement voluntarily.

23. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

24. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier, one (1) day after being sent by e-mail with evidence of transmission and receipt or four (4) business days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

API Nanotronics Corp.

2300 Yonge Street

Toronto, Ontario

M4P 1E4

Canada

Attention: Phillip DeZwirek

If to Consultant:

JMP Fam Holdings Inc.

______________

______________

______________

______________

Attention: Jonathan Pollack

25. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Consultant and the Company and/or its affiliates regarding the terms and conditions of Consultant’s employment with the Company and/or its affiliates.

26. Cooperation. Consultant shall provide Consultant’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Consultant’s employment hereunder. This provision shall survive any termination of this Agreement.

27. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS whereof all parties have executed this Agreement as of the day and year first above written.

API NANOTRONICS CORP.

By:	/s/ Phillip DeZwirek
Title:	Chairman of the Board

JMP FAM HOLDINGS INC.

By:	/s/ Jonathan Pollack
Title:	President

The undersigned, retained by Consultco to perform the Services hereunder, hereby agrees to be bound by the terms of this Agreement, including in particular the provisions of sections 12, 13, 14 and 15.

/s/ Jonathan Pollack
JONATHAN POLLACK